Exhibit 99.1

CORPORATE INVESTOR RELATIONS
	CONTACT:	Monica J. Burke
5333 15th Ave. South, Seattle, WA 98108		Chief Financial Officer
(206) 762-0993		(415) 331-5281
www.stockvalues.com
NEWS RELEASE

Willis Lease Closes Private Placement of a $228 Million Asset Backed Securitization

SAUSALITO, CA – August 10, 2005 — Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported it closed a private placement of a $228 million asset backed securitization (ABS) through a newly created, wholly-owned trust, Willis Engine Securitization Trust (WEST).  The transaction is the first of its kind to securitize a diversified portfolio of leased aircraft engines, and the first aviation-related pooled securitization transaction since September 11, 2001, to be issued without an insurer guaranty.  The proceeds of the notes were used to repay existing warehouse borrowings.  Within the same financing structure, WEST issued warehouse notes which provide an additional $114 million in available capital.

“The market’s acceptance for a debt instrument that is not ‘wrapped’ by third-party insurance is an indication of how much progress we have made over the past few years in educating investors about our business and the value of engines,” said Charles F. Willis, President and CEO.

“This placement is the culmination of four years of very hard work in a changing aviation industry environment.  It is never easy to bring securities with a new class of collateral to the market, but we also faced the challenge of introducing a new structure as well.  I am tremendously proud of our team for seeing this project through to completion.  Led by Alison Mason, Treasurer, Monica Burke, Chief Financial Officer and Tom Nord, General Counsel, our team has established Willis Lease as one of the most innovative companies in the equipment leasing market,” continued Willis.  “Willis Lease is now poised to enter a new era of expanded opportunities and growth. Capital is key to our ability to grow, and this transaction gives us access to an entirely new investor class that complements our banks and public equity investors who have supported us to date.  We expect that this success will help us attract other new sources of capital.”

“The transaction is unusual in several ways and is tailored specifically for our business model,” Mason commented.  “Our investment bankers took the time to understand our business and create a structure to fit our operations, rather than expecting us to adapt our business to the more typical ABS structure.  Traditionally, ABS issues are secured by a fixed pool of assets that does not change.  WEST allows us the flexibility to manage the portfolio to adapt to changes in aircraft fleets and customer demand over time, benefiting both the company and the investors.

“The notes have no fixed amortization,” added Mason.  “Amortization will be driven by rents actually collected.  We expect these bonds to be fully repaid in 15 years based on projections that adjust for normal business cycles.  However, if there were to be another catastrophic event like 9/11 that affects our business or a severe recession, the structure provides for the notes to amortize for as long as 25 years.  This flexibility is extremely valuable in a cyclical business.”

“Strategically, the transaction, which will remain on the company’s balance sheet, provides a significant improvement to our capital structure by better matching debt maturity to asset life,” said Burke.  “The WEST financing includes a $114 million warehouse facility to provide additional borrowing capacity.  This two-year facility offers new capital to fund growth and, more importantly, provides a structure for regular placement of additional term notes in the future as the warehouse matures.  When term notes are issued to refinance the warehouse borrowings, the warehouse will again be available for new engine purchases, giving us a platform to fund our growth far into the future.”

(more)

WLFC Closes ABS Transaction

August 10, 2005

The details of this transaction are as follows.  UBS Investment Bank was the initial purchaser of the $200 million of WEST’s Series 2005-A1 Floating Rate Notes as well as a co-structuring agent.  Fortis Capital Corp was the structuring agent.  HSH Nordbank AG was a co-structuring agent.  Pillsbury Winthrop Shaw Pittman LLP, provided legal counsel for WEST and the company.  The A1 Notes were rated ‘Baa1’ by Moody’s Investors Services and ‘A’ by Fitch Ratings.  WEST also completed a private placement of $28 million of its Series 2005-B1 Floating Rate Notes, which are rated ‘Baa3” by Moody’s and BBB by Fitch.  In addition, WEST issued two series of revolving warehouse notes, the Series 2005-A2 Floating Rate Notes and the Series 2005-B2 Floating Rate Notes in aggregate maximum principal amounts up to $100 million and $14 million, respectively.

Costs associated with this private placement will be capitalized and amortized over the life of the instruments.  Capitalized funding costs for the previous warehouse facility of approximately $1.4 million will be written off in the third quarter of 2005.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and the Company undertakes no obligation to update them.  The Company’s actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; the ability of the Company to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, the ability of the Company to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in the Company’s portfolio; and other risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Note:  Transmitted on Business Wire on August 10, , 2005 at 3:30 a.m. PDT.